                      BOEING CAPITAL CORPORATION
                      1250 Capital of Texas Highway South
                      Building 2, Suite 300
                      Austin, TX 78746




June 5, 2001




Mr. David Pruitt
President & Chief Executive Officer
Cap Rock Electric Cooperative, Inc.
500 West Wall Street, Suite 400
Midland, TX  79701

Dear Mr. Pruitt:

This letter (Letter of Intent) sets forth the intent of Boeing Capital Corporation ("BCC") and Cap Rock Electric Cooperative, Inc. ("Cap Rock") with respect to the proposed acquisition by BCC of the transmission assets (the "System") presently owned by NewCorp Resources Electric Cooperative, Inc., a wholly owned subsidiary of Cap Rock.

It is the intention of the parties to proceed with the proposed transaction as follows:

1. The transaction would take the form of a purchase by BCC and a sale by Cap Rock of the System. The assets to be included in the System sold to BCC would be all assets necessary for the continued operation of the System on the same basis as the System is presently operated. Cap Rock would retain the ownership of easements and other real property rights, and the parties would execute a ground lease (the "Ground Lease") to convey usage of these rights to BCC. The rent paid under the Ground Lease will be a nominal amount.

2. Subject to the due diligence outlined in the Duke Engineering Proposal, attached hereto, and such other appraisal and due diligence as BCC may deem necessary, BCC will pay approximately $75,250,000 for the purchase of the System.

3. The parties will enter into a Maintenance Agreement wherein Cap Rock will provide maintenance services at a fair market value for a period of not less than ten years. It is anticipated that the system will be operated as a part of the Southwest Power Pool, which may become a regional transmission organization ("RTO").

4. The parties will enter into a Network Services Agreement to provide transmission services.

5. The fees charged by Duke Engineering for the "fatal flaw" and due diligence study will total $175,000 plus expenses. These fees and expenses will be included in the transaction costs, if and when the transaction is completed. However, if a fatal flaw is discovered and the transaction is not completed, the Duke Engineering fee of $25,000, plus expenses, for the "fatal flaw" portion of the investigation will be split evenly between the parties. Should the fatal flaw portion of the investigation result in a transaction structure which limits the accounting recognition by Cap Rock of the gain on the sale of the System and should Cap Rock elect not to proceed with the transaction for that reason, Cap Rock will be responsible for the full $25,000 fee, plus all expenses. As used in this letter, "fatal flaw" means a material deficiency in the System that may be brought to BCC's attention as a result of the Phase I review, outlined in the Duke Engineering Proposal.

6. Subject to the conditions set forth below, the parties anticipate closing the proposed transaction on or before August 31, 2001.
        Should Cap Rock elect not to close solely for the reason that the transaction was not completed by August 31, 2001, all expenses of the transaction described herein will be for the account of Cap Rock.

This Letter of Intent is not a commitment by the parties to enter into the proposed transaction. Such commitment shall be evidenced only by the execution by the parties of a definitive agreement and other documents satisfactory to both parties (the "Definitive Agreement").

The completion of the transaction is conditioned upon the satisfaction of certain conditions at or prior to the closing, including:

        Approval of the transaction by the Investment Committee of BCC and the Board of Directors of Cap Rock.

        Satisfactory completion by BCC of all due diligence.

        Execution of the Definitive Agreement and all other necessary agreements and documents to consummate the sale and purchase of the System.

        Execution of the Network Services Agreement, the Maintenance Agreement and the Ground Lease.

        Execution of a Confidentiality Agreement that, among other things, will include an agreement not to disclose the failure by the parties to close this transaction. Unless required by law, disclosure of the discussions regarding this transaction, prior to the execution of the Confidentiality Agreement, will require the approval of both parties.

        Making all required applications and filings with governmental agencies and obtaining all necessary governmental approvals including, but not limited to, filings with and approvals by the Federal Energy Regulatory Commission ("FERC"), and fulfilling the requirement to join the RTO.

        From the date of this Letter of Intent to the closing of the transaction, there shall have not occurred any material adverse change in the financial condition or other circumstances of the System or of Cap Rock, and no material change in the manner of conducting the business of the System.

        All expenses in excess of $250,000 including, but not limited to, documentation, registration, lien search fees, filing fees, outside counsel fees, appraisal fees, fees of outside engineering consultants and any other out-of-pocket expenses incurred by BCC shall be for the account of Cap Rock and will reduce the purchase price.

If the foregoing correctly sets forth your understanding of our intentions with respect to the proposed transaction, so indicate by executing the enclosed copy of this letter in the space provided below and returning to the undersigned.

Cordially,                              AGREED AND ACCEPTED:
                                        Cap Rock Electric Cooperative, Inc.


/s/ Jennifer L. Stamps                          /s/ David Pruitt
Jennifer L. Stamps                      By: __________________________
Marketing Director - Southwest Region           President/CEO
Commercial Finance Services             Title: _______________________
Boeing Capital Corporation                      6/6/01
                                        Date: ________________________